Exhibit 99.1

For more information contact:

Wendy C. Waugaman, Chief Executive Officer
(515) 457-1824, wcwaugaman@american-equity.com

John M. Matovina, Chief Financial Officer
(515) 457-1813, jmatovina@american-equity.com

FOR IMMEDIATE RELEASE	Julie L. LaFollette, Investor Relations
May 4, 2011	(515) 273-3602, jlafollette@american-equity.com

Debra J. Richardson, Chief Administrative Officer
(515) 273-3551, drichardson@american-equity.com
AMERICAN EQUITY REPORTS FIRST QUARTER 2011 RESULTS
WEST DES MOINES, Iowa (May 4, 2011) – American Equity Investment Life Holding Company (NYSE: AEL), a leading underwriter of index and fixed rate annuities, today reported first quarter 2011 operating income1 of $30.6 million, or $0.47 per diluted common share, an increase of 19% over 2010 first quarter operating income of $25.8 million or $0.43 per diluted common share. Included in first quarter 2011 operating income is a one-time reserve adjustment which increased operating earnings by $2.7 million, or $0.04 per diluted share.
Performance highlights for the first quarter of 2011 include:

•	Annuity sales for the first quarter of 2011 grew 58% to $1.3 billion (before coinsurance) compared to first quarter 2010 annuity sales of $847 million (before coinsurance).

•	Total invested assets grew 26% to $20.8 billion at March 31, 2011 compared to total invested assets of $16.5 billion at March 31, 2010.

•	Investment spread margin over the cost of money on annuity deposits remained steady at 3.14% for the first quarter of 2011 compared to 3.17% for the first quarter of 2010.

•	Estimated risk-based capital ("RBC") ratio at March 31, 2011 remained above target at 338%.

•
Book value per outstanding common share (excluding Accumulated Other Comprehensive Income) grew to $15.20 at March 31, 2011 compared to $14.67 at December 31, 2010, the sixth consecutive quarterly increase.

1     In addition to net income, American Equity has consistently utilized operating income, a non-GAAP financial measure commonly used in the life insurance industry, as an economic measure to evaluate its financial performance. See accompanying tables for reconciliations of net income to operating income and descriptions of reconciling items. See the Company’s Quarterly Report on Form 10-Q for a more complete discussion of the reconciling items and their impact on net income for the periods presented. Net income was $31.3 million for the first quarter of 2011, compared to $14.9 million for the same period in 2010.

GROWTH TRENDS CONTINUE INTO 2011
American Equity's 58% increase in year over year sales for the first quarter of 2011 highlighted the company's pattern of growth, including increases in earnings, invested assets and book value per common share. Sales of $1.3 billion represent a record for any first quarter in the company's history and reflect American Equity's leadership position in the indexed and fixed-rate annuity sector. Index annuities have become the dominant product within the fixed annuity market and industry growth is expected to continue as individuals nearing retirement increasingly seek fixed annuity benefits. Such benefits include guaranteed account values, guaranteed lifetime income, and competitive annual fixed and indexed interest rates.
Commented David J. Noble, founder and Executive Chairman: “American Equity is well-positioned to capitalize on growth trends in the fixed annuity market. With our reputation for best-in-class service, we seek to be the carrier of choice for policyholders and producers. New entrants into our market will need to run hard to match our product expertise, service culture and strong commitment to distribution.”
FOCUS ON ASSET MANAGEMENT
American Equity's total invested assets grew to $20.8 billion at March 31, 2011. The company again executed its strategy of managing a steady spread margin of aggregate yield on invested assets over the cost of money on its annuity liabilities. For the first quarter of 2011 the aggregate yield on invested assets was 5.96% compared to 6.13% for the same period last year. However, the aggregate cost of money also declined and thus the net spread result of 3.14% for the first quarter of 2011 was only slightly below the net result of 3.17% for the first quarter of 2010. The reduction in the cost of money arose primarily from American Equity's decision in 2010 to reduce crediting rates available on sales of new annuities in response to falling yields on new asset purchases. During the first quarter of 2011 the company purchased $2.4 billion in fixed income securities at an average yield of 5.37% and made $192 million of new commercial mortgage loans at an average yield of 5.72%.
With the growth in total invested assets and expected future statutory earnings from such assets, American Equity's management believes the company's statutory capital and surplus will remain at satisfactory levels to support continued growth in annuity sales at the present rate. Management monitors sales trends and capital adequacy on a continuous basis. Commented Chief Executive Officer and President Wendy C. Waugaman: “American Equity is a different company today than it was two years ago. With 58% growth in invested assets over that period, we can now support a much higher level of sales growth on a self-sustained basis, and we have more financial flexibility than ever before.”
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to future operations, strategies, financial results or other developments, and are subject to assumptions, risks and uncertainties. Statements such as “guidance”, “expect”, “anticipate”, “believe”, “goal”, “objective”, “target”, “may”, “should”, “estimate”, “projects” or similar words as well as specific projections of future results qualify as forward-looking statements. Factors that may cause our actual results to differ materially from those contemplated by these forward looking statements can be found in the company's Form 10-K filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date the statement was made and the company undertakes no obligation to update such forward-looking statements. There can be no assurance that other factors not currently anticipated by the company will not materially and adversely affect our results of operations. Investors are cautioned not to place undue reliance on any forward-looking statements made by us or on our behalf.

CONFERENCE CALL
American Equity will hold a conference call to discuss first quarter 2011 earnings on Thursday, May 5, 2011, at 9 a.m. CDT. The conference call will be webcast live on the Internet. Investors and interested parties who wish to listen to the call on the Internet may do so at www.american-equity.com.
The call may also be accessed by telephone at 1-800-573-4840, passcode 34143078 (international callers, please dial 1-617-224-4326). An audio replay will be available via telephone through May 26, 2011 1-888-286-8010, passcode 82942145 (international callers will need to dial 1-617-801-6888).
ABOUT AMERICAN EQUITY
American Equity Investment Life Holding Company, through its wholly-owned operating subsidiaries, is a full service underwriter of a broad line of fixed annuity and life insurance products, with a primary emphasis on the sale of index and fixed rate annuities. American Equity Investment Life Holding Company, a New York Stock Exchange Listed company (NYSE: AEL), is headquartered in West Des Moines, Iowa. For more information, visit www.american-equity.com.
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American Equity Investment Life Holding Company

Net Income/Operating Income (Unaudited)

	Three Months Ended March 31,
	2011	2010
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$2,916	$3,287
Annuity product charges	16,962	15,518
Net investment income	292,128	242,910
Change in fair value of derivatives	148,653	82,015
Net realized gains (losses) on investments, excluding other than temporary impairment ("OTTI") losses	(1,193)	9,903
OTTI losses on investments:
Total OTTI losses	(5,100)	(12,584)
Portion of OTTI losses recognized in (from) other comprehensive income	(1,471)	9,361
Net OTTI losses recognized in operations	(6,571)	(3,223)
Total revenues	$452,895	$350,410

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	1,895	2,332
Interest sensitive and index product benefits (b)	159,665	196,869
Amortization of deferred sales inducements	30,692	13,089
Change in fair value of embedded derivatives	128,303	63,875
Interest expense on notes payable	7,907	4,651
Interest expense on subordinated debentures	3,466	3,685
Interest expense on amounts due under repurchase agreements	4	—
Amortization of deferred policy acquisition costs	55,223	27,268
Other operating costs and expenses	17,474	15,985
Total benefits and expenses	404,629	327,754
Income before income taxes	48,266	22,656
Income tax expense	16,923	7,771
Net income (b)	31,343	14,885
Net realized gains (losses) and net OTTI losses on investments, net of offsets	2,472	(2,369)
Net effect of derivatives and other index annuity, net of offsets	(3,241)	13,267
Operating income (a) (b)	$30,574	$25,783

Earnings per common share (b)	$0.53	$0.26
Earnings per common share - assuming dilution (a) (b)	$0.48	$0.25
Operating income per common share (a) (b)	$0.52	$0.44
Operating income per common share - assuming dilution (a) (b)	$0.47	$0.43

Weighted average common shares outstanding (in thousands):
Earnings per common share	59,182	58,225
Earnings per common share - assuming dilution	65,711	61,138

(a)
In addition to net income, we have consistently utilized operating income, operating income per common share and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations and fair value changes in derivatives and embedded derivatives. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of our underlying results and profitability.

(b)
Three months ended March 31, 2011 includes an adjustment to single premium immediate annuity reserves which reduced interest sensitive and index product benefits by $4.2 million and increased net income and operating income by $2.7 million, increased earnings per common share and operating income per common share by $0.05 per share and increased earnings per common share - assuming dilution and operating income per common share - assuming dilution by $0.04 per share.

Operating Income
Three months ended March 31, 2011 (Unaudited)

		Adjustments
	As Reported	Realized Losses	Derivatives and Other Index Annuity	Operating Income (a)
	(Dollars in thousands, except per share data)
Revenues:
Traditional life and accident and health insurance premiums	$2,916	$—	$—	$2,916
Annuity product charges	16,962	—	—	16,962
Net investment income	292,128	—	—	292,128
Change in fair value of derivatives	148,653	—	(133,920)	14,733
Net realized losses on investments, excluding other than temporary impairment ("OTTI") losses	(1,193)	1,193	—	—
Net OTTI losses recognized in operations	(6,571)	6,571	—	—
Total revenues	452,895	7,764	(133,920)	326,739

Benefits and expenses:
Insurance policy benefits and change in future policy benefits	1,895	—	—	1,895
Interest sensitive and index product benefits (b)	159,665	—	—	159,665
Amortization of deferred sales inducements	30,692	1,636	(2,056)	30,272
Change in fair value of embedded derivatives	128,303	—	(123,034)	5,269
Interest expense on notes payable	7,907	—	—	7,907
Interest expense on subordinated debentures	3,466	—	—	3,466
Interest expense on amounts due under repurchase agreements	4	—	—	4
Amortization of deferred policy acquisition costs	55,223	2,289	(3,753)	53,759
Other operating costs and expenses	17,474	—	—	17,474
Total benefits and expenses	404,629	3,925	(128,843)	279,711
Income before income taxes	48,266	3,839	(5,077)	47,028
Income tax expense	16,923	1,367	(1,836)	16,454
Net income (b)	$31,343	$2,472	$(3,241)	$30,574

Earnings per common share (b)	$0.53			$0.52
Earnings per common share - assuming dilution (b)	$0.48			$0.47

(a)
In addition to net income, we have consistently utilized operating income, operating income per common share and operating income per common share - assuming dilution, non-GAAP financial measures commonly used in the life insurance industry, as economic measures to evaluate our financial performance. Operating income equals net income adjusted to eliminate the impact of net realized gains and losses on investments including net OTTI losses recognized in operations and fair value changes in derivatives and embedded derivatives. Because these items fluctuate from quarter to quarter in a manner unrelated to core operations, we believe measures excluding their impact are useful in analyzing operating trends. We believe the combined presentation and evaluation of operating income together with net income, provides information that may enhance an investor’s understanding of our underlying results and profitability.

(b)
Three months ended March 31, 2011 includes an adjustment to single premium immediate annuity reserves which reduced interest sensitive and index product benefits by $4.2 million and increased net income and operating income by $2.7 million, increased earnings per common share and operating income per common share by $0.05 per share and increased earnings per common share - assuming dilution and operating income per common share - assuming dilution by $0.04 per share.